EXHIBIT 99

TOMBSTONE CARDS, INC.


Erin Pickard (Media)
epickard@metzger.com
--------------------
303-786-7000 ex. 2295

Jim Blackman (Investor Relations)
jim@prfmonline.com
713-256-0369


                     Tombstone Cards Acquires Key Technology
           Further positions firm for expansion in Web-to-print market

Boulder, Colo.-- May 20, 2008-- Tombstone Cards, Inc. (OTCBB: TMCI) today announced that it had purchased ownership of the underlying technology kernel for Tombstone's proprietary software, OIEPrint(TM), from its European-based software development partner InDis.

"The technology is a small component of OIEPrint, but it's one that we wanted to own outright," said John Harris, Tombstone president. "We initially used the software in our custom playing cards business and it confirmed OIEPrint's broader applications. The purchase is a natural progression of our intent to bring OIEPrint to print shops and product customizers. Ownership of this underlying software platform puts us at a better position to rapidly respond to customer and market needs."

The purchase from InDis was made through a combination of cash and common stock.

The agreement also provides Tombstone with the exclusive rights to market OIEPrint software world-wide. "We are receiving interest in OIEPrint from around the globe," said Neil Cox, Tombstone chairman and CFO. "Clearly, there is a growing demand for Web-to-print services. By securing these rights, we are well situated to take advantage of today's international opportunities."

OIEPrint 2.0, currently in beta testing, is a Web-to-print template driven application that allows individuals to create high-resolution, print ready images, giving the power of professional design to the average user through some of the easiest-to-use customization software in the industry.

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The software is designed for print shops and product customizers,  whose clients can start the design process, select from a variety of customizable templates, upload photos, logos and graphics from their desktop files and then add Rich Text or even Text-Along-a-Path. The final output not only provides print-ready graphics at 300 dpi (dots per inch) but saves the design work in separate layers in the SQL database for future editing.

With version 2.0, OIEPrint will be available across platforms including Windows, Unix or Mac. The new version also makes customizable "skins" available, allowing OIEPrint clients to brand the look of the online editing tool with their own graphics.

About Tombstone Cards

Based in Boulder, Colo., Tombstone Cards (OTCBB: TMCI) provides what it believes to be the easiest-to-use print and product customization software in the industry. Its Web-to-print template-driven application, OIEPrintTM, opens up new markets and service offerings for digital printing companies, giving the power of professional design to their customers. The online image editing software, which has been tried and proven in the custom playing card industry, is a leader in the emerging market for automated custom image applications. To see the software in action, visit www.tombstonetechnologies.com.

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